Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Private Placement

SAN DIEGO, CA--(January 26, 2016)- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Company” or “Adamis”) announced today that it has completed a private placement financing transaction pursuant to which it issued 1,183,432 shares of Series A-1 Convertible Preferred Stock to a fundamental healthcare institutional fund, and received gross cash proceeds of approximately $5,000,000. The preferred stock is convertible into common stock at a conversion ratio of 1-to-1 at the option of the investor and has no preference to the common shares. The Company also issued to the investor warrants to purchase a number of shares of common stock or Series A1 Preferred equal to the number of shares of preferred stock purchased by the investor. The shares of Series A1 Preferred and warrants were sold in units, with each unit consisting of one share and one warrant, at a purchase price of $4.225 per unit. The warrants, which are exercisable for a period of five years, have an exercise price of $4.10 per share and are callable for cash.

The Company expects to use the net proceeds from this financing for general corporate purposes, including but not limited to general operating expenses, development of its pipeline products, and anticipated expenses relating to preparations for the launch of its epinephrine pre-filled syringe (PFS). Adamis believes proceeds from this transaction, when combined with its current cash position, will provide sufficient capital to support the Company through the anticipated approval of its PFS product. Additional information about the transaction is contained in the Company's Form 8-K filing with the Securities and Exchange Commission.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  The Company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-2000 for the treatment of bronchospasms.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of the FDA’s review of the company’s NDA relating to its Epinephrine PFS product candidate and the company’s ability to satisfactorily respond to the matters raised in the FDA’s Complete Response Letter relating to the Epinephrine PFS product; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; the results of any future clinical trials that the company may conduct relating to its product candidates; the ability to fund future product development; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates. Statements in this press release concerning future events depend on several factors beyond the company's control, including receipt of adequate funding to support these activities, the absence of unexpected developments or delays, market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances that the company will successfully complete development of the PFS product candidate, that the FDA will approve the NDA following resubmission of the NDA by the company, or that the product will be commercially successful if introduced. The company will require additional funding to commercially launch the product. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis' filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact Adamis

Mark Flather
Director, Investor Relations

& Corporate Communications
(858) 412-7951
mflather@adamispharma.com

Mark Gundy
External Investor Relations
(972) 240-1873
markgundy@gmail.com